Exhibit 10.2

Form of Amendment No. 1 to Severance Compensation Agreement

AMENDMENT NO. 1 TO

SEVERANCE COMPENSATION AGREEMENT

THIS AMENDMENT is entered into as of December 31, 2008 by and between _________________________ (“Executive”) and Callon Petroleum Company (the “Company”).

WITNESSETH THAT:

WHEREAS, Executive and the Company have previously entered into the Severance Compensation Agreement dated April 15, 2008 (the “Agreement”); and

WHEREAS, Executive and the Company desire to amend the Agreement for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, effective as of December 31, 2008, the Agreement is amended as follows:

1.	Section 3.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.5            Date of Termination. “Date of Termination” shall mean: (i) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); or (ii) if Executive’s employment is terminated pursuant to Section 3.3 or if Executive’s employment is terminated for any other reason, the date Executive incurs a “separation from service” (as such term is defined in final Treasury Regulations issued under Code Section 409A and any other guidance issued thereunder).

2.	The last paragraph of Section 4.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by Callon should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Callon exhausts its remedies pursuant to Section 4.2(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Callon to or for the benefit of Executive, but in no event later than the end of Executive’s taxable year next following Executive’s taxable year in which he remits the related taxes.

3.	Section 5.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)
Notwithstanding any provision to the contrary in any stock option agreement, restricted stock agreement, or other applicable agreement that may be outstanding between Executive and Callon, all outstanding units, stock options, incentive stock options, performance shares, performance awards, stock appreciation rights, career shares, bridge shares, and shares of restricted stock (the “Stock Rights”) then held by Executive shall immediately become exercisable and Executive shall become one hundred percent (100%) vested in such Stock Rights held by or for the benefit of Executive; provided, however, that such Stock Rights shall not be accelerated if it would be an impermissible acceleration under Section 409A of the Code.  In the event that, and to the extent that, Callon is unable to provide for acceleration of vesting in accordance with this paragraph as a result of the provisions in existence prior to a Change of Control of any plan or agreement, Callon shall provide in lieu thereof a lump sum cash payment equal to the difference between the total value of such outstanding Stock Rights as of the Executive’s Date of Termination and the total value of the Stock Rights in which the Executive is vested as of the Executive’s Date of Termination, payable within the time specified in Section 4.1(a). The value of such accelerated vesting in the Executive’s Stock Rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant mutually agreed to by the Board and Executive.

Notwithstanding the above provisions of this Section 5.1(a), no accelerated vesting or cash out shall apply to any agreement to the extent such acceleration or cash out would cause the compensation payable thereunder to fail to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

4.	A new Article 16 is added to the Agreement as follows:

Six Month Delay.  To the extent (i) any payment or benefit to which Executive becomes entitled under this Agreement in connection with Executive’s termination of employment with Callon constitutes deferred compensation subject to Code Section 409A, and (ii) Executive is deemed at the time of such termination of employment to be a “specified employee” under Code Section 409A, then such payment or benefit shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A of the Code and any other guidance issued thereunder) with Callon; or (B) the date of Executive’s death following such separation from service.  Upon the expiration of the applicable deferral period, any payment or benefit which would have otherwise been made during that period in the absence of this Article 16 shall be made to Executive or Executive’s beneficiary.  Executive has reviewed with Executive’s own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby.  Executive is relying solely on his or her tax advisors and not on any statements or representations of Callon or any of its agents and understands that Executive (and not Callon) shall be responsible for Executive’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement.

5.	This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one agreement.

IN WITNESS WHEREOF, Executive has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, as of the date first written above.

[Grantee]

By:

Callon Petroleum Company

By:
Name: Fred L. Callon
Title: President